LETTER OF INTENT

ACQUISITION OF HOLDINGS ENERGY, INC.

This LETTER OF INTENT is entered into on the 26th day of March 2012, by and between, Green Equity Holdings, Inc., a Nevada Corporation, with its principal place of business at 1015 W. Newport Center Drive, Suite 105, Deerfield Beach, Florida 33486 (hereafter referred to as “GEH” or the “Company”); and Holdings Energy, Inc., a Florida Corporation (hereinafter referred to as “Holdings Energy”).

WHEREAS, GEH represents that it is a publicly traded company, trading on the Over The Counter Markets (“OTCQB” or “OTCBB”) and is current with all its Securities and Exchange Commission (“SEC”) filings. GEH has One Hundred Six Million Seven Hundred Twenty-Two Thousand Two Hundred Ten (106,722,210) shares of common stock issued and outstanding;

WHEREAS, Holdings Energy is an energy lighting solutions company focused on design, sale and installation of retrofit lighting products headquartered in Boca Raton, Florida. The mission of Holdings Energy is to preserve natural resources while identifying and providing energy efficient lighting products and solutions, which satisfy consumer demand while providing superior performance;

WHEREAS, GEH desires to acquire 100% ownership of Holdings Energy, the Company will issue restricted shares of its common stock (the “Common Shares”) on a one for one basis and elect a new board of directors prior to the closing of the acquisition. In exchange for the Common Shares, the Holdings Energy Stockholders will transfer to the Company, or a newly formed, wholly owned subsidiary of the Company, by way of merger, exchange or other structure to be mutually agreed by the parties, 100% of the outstanding capital stock of Holdings Energy. As a result, Holdings Energy would become a wholly owned subsidiary of the Company following the acquisition; and

WHEREAS, Holdings Energy represents that under Florida Law, a majority of its Board of Directors approved the execution of this LETTER OF INTENT for the acquisition of Holdings Energy; and

NOW, THEREFORE, it is intended that GEH shall acquire Holdings Energy in accordance with the following terms and conditions:

1.	GEH proposes the following terms be developed into a Share Exchange Agreement:

a.

GEH and Holdings Energy will enter into a definitive Agreement (the “Agreement”) whereby GEH will acquire Holdings Energy. Prior to the Acquisition of Holdings Energy, GEH will execute a 200 to 1 reverse split of its shares of common stock currently outstanding. After the reverse stock split, GEH will have approximately Five Hundred Thirty-Three Thousand Six Hundred Eleven (533,611) shares of common stock outstanding. GEH will then issue one new share of GEH stock for each existing share of Holdings Energy outstanding at the closing on or before April 30, 2012 (the “Closing”).

Letter of Intent Green Equity and Holdings Energy

LETTER OF INTENT

	b.	Commencing upon the execution of this LETTER OF INTENT, GEH will have Ten (10) days to complete its due diligence to acquire Holdings Energy.

c.

During the Due Diligence Period GEH will have access at times reasonably requested by GEH or its agents, to all Holdings Energy company records, including, but not limited to, representative agreements, debentures, employment contracts and any other documents pertinent to the acquisition of Holdings Energy specified in this LETTER OF INTENT. In addition, all officers, directors, employees and agents of Holdings Energy will cooperate to provide GEH the necessary information to properly conduct this due diligence effort.

2.

All Employees, Officers, and Directors of Holdings Energy shall agree that any and all back pay, expenses, and claims owed or allegedly owed by Holdings Energy were investments by the parties in Holdings Energy prior to the acquisition of Holdings Energy by GEH, and that any GEH stock distributed by GEH to Holdings Energy is full and complete compensation for any outstanding back pay, expenses, and claims and has been figured into the total issued and outstanding figure provided herein.

3.

From the date of this LETTER OF INTENT until the earlier to occur of: (i) the date upon which the proposed acquisition shall close or (ii) Ten (10) days from the date upon which this LETTER OF INTENT is executed, neither Holdings Energy nor any of its officers, directors, managers or affiliates will negotiate with or make any commitment to any third party with a view to a sale of any or all or substantially any and all of Holdings Energy’s assets, or the sale of any interests or shares or securities convertible or exchangeable for interest or shares or the merger or the consolidation with any other corporation or other entity.

4.

Each party agrees to be responsible for its own legal, accounting and other advisory fees and expenses incurred in connection with the transaction contemplated hereunder including, but not limited to, any and all costs, incurred in connection with due diligence.

This LETTER OF INTENT shall be subject to the execution of the Agreement acceptable to both parties and their stockholders (if required by applicable law or corporate documents) and their respective attorneys.

This LETTER OF INTENT may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but each counterpart shall together constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

Letter of Intent Green Equity and Holdings Energy

LETTER OF INTENT

IN WITNESS WHEREOF, we, the undersigned have read and do understand the meaning of the foregoing LETTER OF INTENT.

Green Equity Holdings, Inc.

By	/s/ Raimundo Dias
Raimundo Dias, CEO, President and Sole Director

Holdings Energy, Inc.

By	/s/ Lynn Mack
Lynn Mack President and Director

Letter of Intent Green Equity and Holdings Energy